Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-203928 on Form F-3 of our report dated March 23, 2015, relating to the consolidated financial statements of Box Ships Inc. (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
July 15, 2015